Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-255136 and 333-272930) and Forms S-8 (Nos. 333-249323, 333-263276 and 333-270703) of LENSAR, Inc. of our report dated March 4, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
March 4, 2024